Exhibit 6.9

ROYALTY OPTION AGREEMENT

This Royalty Option Agreement (“Agreement”) is entered into as of July 13, 2022, by and between RoyaltyTraders LLC dba SongVest, a Delaware limited liability company (“SongVest”) at 1053 East Whitaker Rd Suite 115, Raleigh, NC 27604, and Ahkeem Bluitt of 301 Washington Blvd. Apt. 104 Fremont, CA 94539 (“Seller”) and, collectively with SongVest, the “Parties.”

WHEREAS, Seller is granting to SongVest an exclusive option to enter into the Transaction, which option shall be deemed exercised in the event the Option Threshold is satisfied.

WHEREAS, Subject to the satisfaction of the Option Threshold hereunder, Seller will sell to SongVest the right to receive Royalties deriving from the Portfolio during the Royalty Periods (as listed on Schedule A), and SongVest will issue proceed rights units (each a “Unit” and collectively the “Proceed Rights”) to a third party investor (the “Investor”) in and to such Royalties via the SongVest website (the “Site”) as further set forth herein (collectively, the “Transaction”).

WHEREAS, the Parties desire to memorialize their agreement regarding the Royalties to be directed and paid to SongVest in exchange for the payment of the Purchase Price to Seller.

NOW, THEREFORE, the Parties hereby agree as follows:

Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Assets” means the assets contained in the Portfolio (e.g., Master Recordings, sound recordings) as listed on Schedule A attached hereto and made a part hereof.

“Auction Period” means the dates during which the Test the Waters Auction is held and ending on the last day of the Test the Waters Auction.

“Artist(s)” means those recording artists whose musical performances are embodied in the Assets contained in the Portfolio, if any, and as set forth on Schedule A.

“Compositions” means those musical compositions the titles of which are set forth on Schedule A, if any.

“Distributor(s)” means any third-party distributor, including a record label or online digital distribution company, that sells, markets, and/or distributes master recordings embodying the Assets.

“Fees and Expenses” means the fees and expenses, including Anticipated Fees, incurred by SongVest for its time and effort to place the Proceed Rights into the Offering and market the Units and Proceed Rights to the general public. Fees and Expenses include, without limitation, legal and other regulator costs related to completing the Offering memorandum and closing. Anticipated Fees are outlined in Schedule B, though actual Fees and Expenses may differ.

“Masters” aka “Master Recordings” means those master recordings embodying the performances of Artist(s) and set forth on Schedule A, if any.

“Net Revenue” means the Royalties generated from the Portfolio Assets less any service fee charged by the Distributor (or other third party) and current taxes payable during the current period as withheld by the Distributor (or other third party) for the sole purpose of remittal to an entity with taxing authority in the normal course of business.

“Offering” means the offering held by SongVest via the Site wherein the Investor is issued the Units and Proceed Rights.

“Option Threshold” means an amount equal to the sum of (i) the Purchase Price that has been raised and secured by SongVest through the Offering; and (ii) the amount set forth on Schedule B, if any. For the avoidance of doubt, if SongVest does not secure an amount equal to or in excess of the Option Threshold, through the Offering, the Option Threshold will not be deemed satisfied.

“Percentage Interest” means the percentage of Seller’s revenue that SongVest is entitled to receive from the Seller with respect to the Revenue Sources, whereunder the Agreement the Percentage Interest is ninety percent (90%).

“Portfolio” means the portfolio of Assets as set forth on Schedule A.

“PRO” means Seller’s public performance rights organization, if any.

“Purchase Price” means the final purchase price for the Royalties by SongVest as set forth on Schedule A.

“Record Label’s Share” means the share of revenue earned by the party owning the sound recording copyrights underlying the Masters.

“Revenue Sources” means those sources of revenue earned and received by Seller and from which the Royalties are derived from the Assets, which may include, as set forth herein, streaming of the Master Recordings, record sales, neighboring rights, licensing, or digital sales.

“Royalty Period” means, with respect to the Royalties, the period commencing with the initial payment of the Royalties to the Investor and ending on such date as set forth in Schedule A.

“Royalties” means the royalties payable to SongVest in connection with the Portfolio that derive from the Revenue Sources based on the Percentage Interest.

“Royalty Interest” means the percentage of the Royalties that SongVest is entitled to as set forth in Schedule A based on the Percentage Interest.

“Seller Agreements” means those agreements between Seller and third parties, including Artists and/or Distributors, wherein Seller is entitled to receive the Percentage Interest of all Assets.

“Streaming” means the Net Revenue payable to Seller derived from the Portfolio (including all Assets) from Distributor, Artist, Publisher, and/or PRO, as applicable, from all digital streaming platforms (e.g., Spotify) and reported by any source (digital service providers, SoundExchange, Distributor or other companies collecting streaming income on the Portfolio).

“Term” means the term of this Agreement, which Term shall commence on the date of signature of this Agreement and continue until the earlier of (a) the date that the Option Threshold is deemed to not be satisfied and (b) the date that all Royalties payable during the Royalty Period have been paid to SongVest. For the avoidance of doubt, in the event the Option Threshold has been satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and the Term shall continue through the date that all Royalties payable hereunder have been paid to SongVest.

“Test the Waters Auction” is a means in which SongVest may hold a pre-auction at SongVest.com website, where individuals can bid, through a second-price auction process. SongVest will use this process to gauge interest in the auction to help us finalize the number of shares and price per share of the Units.

“Videos” means those audiovisual recordings of Masters and set forth on Schedule A, if any.

1. Transaction/Offering.

a.	Seller hereby grants to SongVest the exclusive right during the Term to conduct the Offering, and at SongVest’s discretion, a Test The Waters Auction prior thereto via the Site for the Auction Period. Upon the conclusion of the Offering, and solely in the event the Option Threshold is satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and Seller shall irrevocably assign, grant and convey the rights to the Royalties to SongVest for the entire duration of the Royalty Period.

b.	SongVest shall be solely responsible for the payment of the Proceed Rights to the Investor from the Royalties received from Seller hereunder throughout the Royalty Period. Seller shall execute the irrevocable notice of assignments (the “Direction Letters”) attached hereto as Exhibit “A,” in which Seller will direct Distributors, Publisher and/or the PRO, as applicable, and shall direct any other third party publisher or Revenue Source, to pay directly to SongVest ninety percent (90%) of the Royalties. The Direction Letter shall remain in full effect, is irrevocable, and Seller shall never attempt to modify the terms of the Direction Letter or notify a Distributor, Publisher or PRO (as applicable) that the Royalties should no longer be directed to SongVest. Seller shall also execute any other document as a Distributor, Publisher, PRO (as applicable) or SongVest may require to assure such assignment. Notwithstanding the foregoing, in no event shall Seller be liable for any failure of Distributor, Publisher or PRO (as applicable) to pay pursuant to the Direction Letter, provided however Seller shall use best efforts to enforce all its rights and remedies in connection therewith.

c.	Promptly upon the conclusion of the Offering and receipt of the full Purchase Price therefor, SongVest will pay Seller the full amount of the Purchase Price to Seller.

d.	Notwithstanding the foregoing or anything herein to the contrary, in the event the Option Threshold is not satisfied (i.e., the full Purchase Price is not secured during the Offering), no rights to Royalties or any other revenue or property of Seller shall transfer to SongVest hereunder, SongVest’s option to enter into the Transaction shall be waived, and the Term of this Agreement shall terminate.

2. Royalties. In consideration of the Purchase Price paid to Seller hereunder, during the Royalty Period, Seller hereby agrees to pay (or direct payment) from all applicable third parties, including Distributor and/or Artist) all Royalties from the following Assets and applicable Revenue Sources, as applicable hereunder and listed in Schedule A, in connection with the Portfolio as follows:

a.	Masters: Revenue earned by Seller in connection with the sale and exploitation of the Masters in the Portfolio, if applicable, will be paid at the Percentage Interest and for the applicable Revenue Sources (e.g., Streaming) as set forth in Schedule A. Sales shall be determined by reference to the royalty statements from the royalties credited to Seller by Distributor, Artist or other third party for the applicable calendar quarter or bi-yearly, which shall be conclusive and binding upon the Parties, absent manifest error.

b.	Videos: Revenue earned by Seller in connection with the sale, distribution and exploitation of Videos in the Portfolio via the Revenue Sources, if applicable, will be paid to SongVest and will be calculated on the Percentage Interest for the applicable Revenue Sources as set forth on Schedule A. Sales shall be determined by reference to the royalty statements from the royalties credited to Seller by Distributor, Artist or other third party for the applicable calendar quarter or bi-yearly, which shall be conclusive and binding upon the Parties, absent manifest error.

c.	Neighboring Rights: Revenue earned by Seller in connection with all neighboring rights (including SoundExchange) from the Masters in the Portfolio, if applicable, will be paid to SongVest and will be calculated on the Percentage Interest as set forth on Schedule A.

d.	Additional Assets: Revenue earned by Seller from the Revenue Sources in connection with additional Assets as listed in Schedule A, if any, will be paid to SongVest and will be calculated on the Percentage Interest on Schedule A.

e.	Accounting:

i.	A. Seller shall, pursuant to irrevocable letters of direction (“LOD”), a copy of which is attached hereto as Exhibit A, direct and cause Distributor, Artist, Publisher, PRO and/or other third party, as applicable, that distributes Assets and accounts to Seller in connection with Royalties therefor, to account and pay all Royalties to SongVest for the entire Royalty Period at the same time and on the same terms as such party is required to account to Seller.

B.	In the event Distributor, Artist, Publisher, PRO and/or other third party, as applicable, fails to account or pay Royalties to SongVest directly as required hereunder, Seller shall account to SongVest via a statement and pay all Royalties earned during such period no later than fifteen (15) days after receipt by Seller of such Royalties. All payments shall be made to SongVest via wire transfer of immediately available funds pursuant to SongVest’s written instructions for same. In the event Seller conducts an audit of any of Distributor’s or Artist’s (or other distributor’s, publishers, PRO’s or licenses) books and records regarding the sale of any Asset in the Portfolio at any time during the Term, Seller shall notify SongVest thereof and allow SongVest to participate in such audit as it relates to sales of Portfolio. In the event Seller receives any proceeds or awards from any such audit or other claim relating to the Portfolio, Seller will immediately notify SongVest thereof and pay to SongVest its proportionate share of the proceeds (subject to a deduction therefrom of Seller’s actual, verifiable costs in conducting such audit or claim). Upon SongVest’s request therefor and subject to SongVest covering the costs thereof, Seller agrees to conduct an audit of Distributor’s or Artist’s books and records related solely to accountings in connection with Royalties hereunder. In the event such audit reveals an underpayment of any monies due and payable in connection with Assets that were the subject of such audit, Seller shall ensure that such additional monies are collected and paid directly to SongVest.

ii.	At any time within two (2) years after any statement is rendered to SongVest hereunder, SongVest shall have the right to, upon thirty (30) days written notice, examine Seller’s books and records with respect to such statement. Such examination shall be at SongVest’s sole cost and expense, by a certified public accountant or other qualified representative designated by SongVest. Such examination shall be made during Seller’s usual business hours at the place where Seller maintains the books and records which relate to the Portfolio and which are necessary to verify the accuracy of the statement. Seller shall have no obligation to produce such books and records more than once with respect to each statement rendered to SongVest. Unless notice shall have been given to Seller as provided hereinabove, each royalty statement rendered to SongVest shall be final, conclusive and binding on SongVest and shall constitute an account stated. SongVest shall be foreclosed from maintaining any action, claim or proceeding against Seller in any forum or tribunal with respect to any statement or accounting rendered hereunder unless such action, claim or proceeding is commenced against Company in a court of competent jurisdiction within eighteen (18) months after the date such statement or accounting is rendered.

3. Seller’s Representations, Warranties and Covenants. The Seller hereby represents, warrants and covenants to SongVest that as of the date hereof:

a.	Seller: (i) owns and/or has the irrevocable, exclusive right to receive the Royalties free and clear of any mortgage, pledge, lien, charge, security interest, encumbrance, restriction or adverse claim of any nature whatsoever (collectively, “Liens”), other than any tax obligation that Seller must satisfy in connection with the purchase and sale of the Royalties hereunder, (ii) is not aware of any Liens being asserted against the Royalties, (iii) has not consented to the imposition of any Liens on the Royalties and (iv) has not sold, assigned, transferred or otherwise encumbered any of Seller’s rights in the Royalties to any person or entity other than SongVest;

b.	Seller is competent to enter into (and understands the terms of) this Agreement and has been represented by tax and accounting advisors and legal counsel in the negotiation and execution of this Agreement, or knowingly waived Seller’s right to do so;

c.	Seller intends to (and shall) fully and timely satisfy all tax obligations of Seller flowing from this Agreement from the proceeds Seller receives from SongVest hereunder; In the event Seller fails to satisfy tax obligations flowing from this Agreement, SongVest will not be subject to liability on behalf of Seller;

d.	Seller shall indemnify, defend and hold harmless SongVest, its agents, attorneys, employees, officers, directors, successors and assigns (collectively, the Indemnified Parties”) from and against all claims, losses, damages, penalties, judgments, lawsuits and all related costs and expenses of any nature (including legal fees and costs) (collectively, “Costs”) which may be incurred by or asserted against any of the Indemnified Parties arising out of, related to, or in connection with, this Agreement or any rights assigned or granted to SongVest hereunder, the Compositions, Masters, Videos, and/or other Assets (or any of them), or any breach or alleged breach by Seller of Seller’s obligations, agreements, covenants, representations and/or warranties in this Agreement.

e.	Seller has all necessary right, power, legal capacity and authority, and all necessary actions on the part of Seller (including action required to be taken by Seller’s officers, directors, shareholders, trustees, executors or representatives) have been duly and validly taken to authorize Seller: (i) to own the Royalties; (ii) to sell, assign and transfer the Royalties as provided herein; (iii) to effectuate the execution and delivery of this Agreement; (iv) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (v) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. No approvals or consents of any persons or entities other than Seller are necessary in connection therewith, including, without limitation, any approval or consent by the Artists, Distributor, any co-writers or owners of the Assets, and/or any third-party publishers or PRO’s, as applicable. SongVest has all necessary right, power, legal capacity and authority to (i) sell, market (directly or indirectly) advertise or promote securities as that term is understood by the U.S. Securities and Exchange Commission (SEC) including any related to the Portfolio, (ii) to effectuate the execution and delivery of this Agreement; (iii) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (iv) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. This Agreement is legal, valid, and binding upon the Parties and is enforceable in accordance with its terms.

f.	As of the date of execution of this Agreement, Seller has no outstanding, unrecouped, and /or unearned advances in respect of or affecting the Royalties and, at no time during the Term will Seller enter into any agreement affecting the payment of Royalties hereunder, including, without limitation, any agreement whereby Seller receives any advance or other monies that are recoupable from (or otherwise reduce) Royalties payable hereunder.

g.	All federal, state and local taxes accrued or owing to and including the date of execution of this Agreement arising out of or in connection with the Royalties, including without limitation any sales or transfer taxes resulting from the transaction contemplated herein, if any, have been or will be paid or caused to be paid by Seller. The Royalties are free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations or liabilities of any kind or nature whatsoever whether accrued, absolute, contingent or otherwise.

h.	Throughout the entire Term, Seller shall use its best efforts to ensure that Distributor and/or Artist continuously pays Royalties, and that Distributor and/or Artist sells and exploits through all channels the Assets contained in the Portfolio, promotes, markets and advertises the Portfolio, and that the entire Portfolio shall remain in Distributor’s catalog and in no event shall any portion thereof be deleted therefrom unless same is the subject of any bona-fide dispute with any of Seller’s distributors, Publishers, or PRO. Further, Seller shall not, at any time during the Royalty Period, sell, assign, transfer or otherwise dispose of any Asset contained in the Portfolio (or any portion thereof). The foregoing restriction shall not apply to any of Sellers’s distributors, Publishers, or PROs, provided Seller shall provide written notice to SongVest of any sale by the foregoing promptly upon receiving notice from such third parties.

i.	Seller has not assigned, pledged or otherwise transferred or encumbered the rights in the Royalties or any other rights being granted hereunder and has not and will not grant any rights or incur any obligations that are inconsistent with the rights granted herein or Seller’s obligations under this Agreement.

j.	Seller will maintain the power, right and authority to perform its obligations hereunder at all times during the Term.

k.	Each Seller Agreement is: (i) in full force and effect as of the date hereof, and shall remain in effect throughout the entire Term and (ii) a valid and binding agreement between Seller and the applicable third party (e.g., Artist) wherein Seller is irrevocably entitled to receive and retain all Royalties with respect to the Assets.

l.	At no time during the Term shall Seller terminate, rescind, revoke or attempt to terminate, rescind or revoke such Seller Agreement or any LOD without the prior written approval of SongVest.

4. Distribution. Seller agrees that if, prior to the expiration of the Term, Seller becomes aware that Distributor or Artist no longer has rights to distribute or exploit all or any of the Assets in the Portfolio or if Artist or Distributor is assigning rights in the Assets to any party or licensing rights to a new third party distributor or other entity (wherein a new entity has the right to sell Assets and is obligated to account to Seller [or other rights holder] for all sales thereof) (or otherwise the applicable Distributor or Artist desires to make such change), Seller agrees to notify, in writing, SongVest at least sixty (60) days in advance of said change (or, as soon as Seller is made aware of such change). Such notice shall include the titles of the Portfolio which shall be the subject matter of such change, and the particular change to be made. Seller further agrees to cooperate with SongVest and take whatever actions are necessary, complete and execute any necessary paperwork, documents and instruments (including, without limitation, new LODs) and submit same to the new distributor, licensee, publisher and/or owner, as applicable, so that the entire grant and assignment agreed upon in this Agreement shall continue to be paid to SongVest, if required, uninterruptedly. If Seller fails to notify SongVest such that SongVest cannot obtain the Royalties due SongVest per this Agreement within sixty (60) days after any change, or, if for any other reason SongVest is no longer able to receive the Royalties (or a portion thereof), Seller agrees to immediately compensate SongVest one hundred percent (100%) of the Purchase Price plus ten percent (10%) interest compounded annually from the date of full execution hereof in addition to the royalty payments due hereunder. Seller agrees that any royalties collected by Seller which should have been paid to SongVest per this Agreement will be paid directly to SongVest by Seller within fifteen (15) days after Seller’s receipt thereof (as further set forth in Section 2 above). Any delay in settlement of royalties due SongVest will be subject to payment of interest at a rate of two percent (2%) per month. In the event SongVest requires that Royalties be paid to SongVest directly from the applicable Distributor or Artist, Seller agrees to execute and deliver to Distributor or Artist, as applicable, the LOD immediately upon notice thereof by SongVest.

5. Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. Neither party may assign any of its rights hereunder; provided, however, that SongVest may assign this Agreement or any of its rights hereunder to a third party which agrees to assume SongVest’s obligations hereunder.

6. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6):

If to Seller:	Ahkeem Bluitt
/
/

If to SongVest:	RoyaltyTraders, LLC dba SongVest
1053 East Whitaker Mill Road, Suite 115
Raleigh, NC 27604
Attention: President

7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, USA (without regard to its conflicts of law doctrines) as if this Agreement were entered into and wholly to be performed therein. All actions arising out of or relating to this Agreement shall be brought in the State or Federal courts in Davidson County, Tennessee, and the parties hereby submit to the jurisdiction of such courts. If any legal action or other proceeding is brought for the enforcement of this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs insured in such action or proceeding in addition to any other relief to which such party may be entitled.

8. Entire Agreement; Modifications; Headings. This Agreement, together with the Closing Documents, constitute the entire understanding between the Parties with respect to the transactions contemplated herein and supersede all other agreements and understandings between the Parties; provided, however, that in the event of any conflict, the terms of this Agreement shall prevail. No modification of this Agreement shall be valid unless in writing and signed by both Parties. The titles and headings of the various articles and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever or to explain, modify, or place any construction on any of the provisions of this Agreement.

9. Third-Party Beneficiary. The Parties acknowledge and agree that the Investor is an intended third-party beneficiary of this Agreement and, therefore, that the Investor may enforce its terms directly.

10. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures to be provided on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal (each Party adopting the word “SEAL” as its true and lawful seal) as of the date first set forth above.

SongVest:

RoyaltyTraders LLC dba SongVest

By:	/s/ Sean Peace (SEAL)

Name:	Sean Peace

Title:	Founder/CEO

Seller:

By:	/s/ Ahkeem Bluitt (SEAL)

Name:	Ahkeem Bluitt

Title:	Seller

SCHEDULE A

PORTFOLIO/ REVENUE SOURCES/ PERCENTAGE INTERESTS

1. Royalty Period – Commencing on the date of the closing of the Offering and ending upon the expiration of copyright.

2. Assets – The following are the type(s) of Assets contained in the Portfolio:

TITLE	ISRC CODE	SELLER’S % INTEREST
See attached Masters List Exhibit B	See attached Master List Exhibit B	90% Record Label’s Share

3.	a. Master Recordings

3. Percentage Interests – The Percentage Interest in Seller’s Revenue Sources is Ninety percent (90%).

4. Revenue Sources – The Revenue Sources from sales and/or exploitations of Assets are as follows:

A.	Type:

Master Recordings

B.	Share:

Record Label’s Share

5. Distributors – The current Distributors, Publishers, and/or PROs, as applicable, of Assets:

Empire Distribution

6. Purchase Price and Royalty Interest – The Purchase Price shall be equal to either (i) the “Minimum” set forth below; (ii) the “Maximum” set forth below; or (iii) a number in between the “Minimum” and “Maximum” set forth below:

●	Minimum: $11,853.00, which shall entitle SongVest to 50% Royalty Interest in the Royalties(1)

●	Maximum: $23,922.00, which shall entitle SongVest to a 100% Royalty Interest in the Royalties(1)

(1)	For any Purchase Price that falls between the Minimum or Maximum amounts set forth above, the Royalty Interest in the Royalties to which SongVest shall be entitled will be calculated by multiplying the Purchase Price by a fraction, for which the numerator shall be the Purchase Price, and the denominator shall be the Maximum amount set forth above.

7. Artist – The musical group or recording artist whose performances are embodied in the Asset(s) is “Chippass”.

Sch. A-1

SCHEDULE B: FEES AND EXPENSES

SongVest intends to collect a fee equal to approximately 16% of the Purchase Price as compensation for its role in facilitating the Transaction. The Purchase Price agreed to by the Seller herein is not reduced by the aforementioned fee. SongVest may elect to forego this sourcing fee at its sole discretion.

Sch. B-1

EXHIBIT A

________________

Empire Distribution

Re:	Notice of Assignment of Income

Gentlepersons:

Reference is made to the Royalty Option Agreement between Ahkeem Bluitt, individually, and on behalf of any affiliate of himself (collectively, “Seller”), and RoyaltyTraders LLC dba SongVest. (“Purchaser”), effectively dated ______________, a copy of which is attached hereto (the “Assignment”). Capitalized terms used herein which are not defined herein shall have the meanings ascribed thereto in the Assignment.

As evidenced by the Assignment, Purchaser acquired from Seller, throughout the world, the exclusive right to receive and collect ninety percent (90%) of Seller’s share of royalties from the Masters (and other Assets) accrued and unpaid and hereafter accruing (the “Assigned Royalties”). Accordingly, from and after ______________, you are to remit all of the Assigned Royalties, regardless of when earned, to Purchaser, and send them along with any corresponding statements, notices and correspondence to:

RoyaltyTraders, LLC dba SongVest

Attn: Royalty Payments Dept.

811 Ninth Street, Suite 120

PO Box 318

Durham, North Carolina 27705

Or electronically to finance@songvest.com

Please confirm your receipt of this notice.

Very Truly Yours,

A-1

EXHIBIT B

LIST OF MASTERS

Title	ISRC
10 Min.	USUYG1286204
3 Peat	USUYG1113716
Ain’t Enough	USUYG1082971
AK47	USUYG1344445
All the Time	USUYG1105217
Andrew Yang	USUYG1269186
Ask Her	USUYG1105214
At All	USUYG1067794
Bay Chasin	USUYG1344446
Bay Vibes	USUYG1238764
Believe Me	USUYG1148933
Big	USUYG1388225
Big Bank	USUYG1199493
BIG CHIP (Official Video)	USUYG1317565
Bluitt	USUYG1344435
Bootsy	USUYG1050189
Born In It	USUYG1148930
Born in the Mob	USUYG1216375
Bout Me	USUYG1230600
Business	USUYG1105216
By the Way	USUYG1074861
Call That	USUYG1069724
CFWM	USUYG1269189
Check It Out	USUYG1314947
Chippass	USUYG1069719
CUZZO	USUYG1373816
Dark Dude	USUYG1344436
Day One Switch	USUYG1139411
Different Type	USUYG1344439

Do Ya Still	USUYG1139415
Dollaz on Me	USUYG1148936
Don’t Got Time	USUYG1105218
Double Back	USUYG1344447
Down Fall	USUYG1148939
Drill Em	USUYG1344437
F**k U Niggas	USUYG1067789
F**ked Up	USUYG1067770
Faster	USUYG1067786
Fcked Up	USUYG1072835
Felix Mitchell	USUYG1199494
Flex (Official Video)	USUYG1324672
Foreal Yang	USUYG1109284
Freaky Tales	USUYG1050194
Free Game	USUYG1264148
Fuck U	USUYG1139409
FWM	USUYG1199492
G.Y.C.U.	USUYG1082975
Grew Up Wit	USUYG1105213
Grindin	USUYG1069721
Hatin	USUYG1139417
Heard of Me	USUYG1344440
Help Me	USUYG1216383
Hold On	USUYG1148935
Homicide	USUYG1082976
Homie	USUYG1286207
How?	USUYG1082969
Hustlin	USUYG1270661
Hyphy Mean Grimy	USUYG1216379
I Got It	USUYG1067772
I Just Want the Money	USUYG1130987

I Rock I Roll	USUYG1050192
I Said	USUYG1270660
I.D.G.A.F.	USUYG1082973
I’m Shinin	USUYG1067787
I’m Still	USUYG1286205
IDGAF	USUYG1082960
Im That	USUYG1269187
Ima Make It	USUYG1050195
Intense	USUYG1139413
Intro	USUYG1139407
ISSUES	USUYG1263355
Keep It 100	USUYG1216376
Keep On Hatin	USUYG1067771
Last Year	USUYG1158955
Lay Wit Me	USUYG1067793
Level Up	USUYG1148931
Lifestyle	USUYG1199490
Lil Black	USUYG1302847
Mac Dre Flow	USUYG1405273
Made Man	USUYG1082970
Mademan	USUYG1302849
Mary Jane	USUYG1067795
Me	USUYG1237130
MM2 (Intro)	USUYG1105208
Mob Principals	USUYG1216378
Money Be the Motive	USUYG1199488
Mr. Moneydontfold (Skit)	USUYG1148938
My Life	USUYG1139412
Neva Eva	USUYG1113584
Never Switchin	USUYG1067788
NHT Yang Mob	USUYG1174680

NHTYANG	USUYG1216377
No Problem (Poppin Remix)	USUYG1081603
On Me	USUYG1105209
Oooh	USUYG1357396
Orange Eagle	USUYG1302852
Other Day	USUYG1264146
Out of Service	USUYG1264147
Play The Game	USUYG1286206
Pops Intro	USUYG1067769
Put Cha Hands Up	USUYG1139416
Real Yang	USUYG1199495
Rep Up	USUYG1082977
Roll On	USUYG1093947
Said Something	USUYG1344443
Say 2 Much	USUYG1105211
She Ain’t Got No Time	USUYG1139414
Show You	USUYG1050191
Sick wid It	USUYG1148932
Signed to Me	USUYG1410706
Slidin Back	USUYG1302848
Smoke Break	USUYG1344442
Squad	USUYG1050190
Stand Back	USUYG1050193
Still Here	USUYG1400788
Still Hot	USUYG1302851
Surprise	USUYG1344438
Talk Too Much	USUYG1105212
That Ain’t My Business	USUYG1098143
That Work	USUYG1069720
The Mob Go	USUYG1216380
The Only Way	USUYG1216382

They Know	USUYG1050187
This Feelin	USUYG1302853
Top Floor	USUYG1082974
Touch Down	USUYG1270662
Touchdown	USUYG1139418
Trap for Me	USUYG1148934
Unspoken	USUYG1105210
Us	USUYG1344441
VFV	USUYG1302850
Want this Money	USUYG1050188
We Got It	USUYG1269185
We Yangin	USUYG1116349
What You Gon’ Do	USUYG1069723
What’s Yo Name	USUYG1095399
Work	USUYG1344444
Wrong Hand	USUYG1105215
Yang	USUYG1216381
Yang Gang	USUYG1122888
Yang Member	USUYG1082972
Yang Story	USUYG1050186
Yang Style	USUYG1199491
Yintro	USUYG1302846
Yolk On Em	USUYG1302854